UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Teladoc, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

87918A105

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 87918A105	13G	Page 2 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CHP III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,980,468 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,980,468 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,980,468 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.0% *
12.	TYPE OF REPORTING PERSON PN

*	Based on 38,453,687 shares of Common Stock outstanding as of October 31, 2015, as reported by the Issuer in the Form 10-Q filed on November 2, 2015

CUSIP No. 87918A105	13G	Page 3 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CHP III Management LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,980,468 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,980,468 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,980,468 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.0% *
12.	TYPE OF REPORTING PERSON OO

*	Based on 38,453,687 shares of Common Stock outstanding as of October 31, 2015, as reported by the Issuer in the Form 10-Q filed on November 2, 2015

CUSIP No. 87918A105	13G	Page 4 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John K. Clarke
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,980,468 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,980,468 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,980,468 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.0% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 38,453,687 shares of Common Stock outstanding as of October 31, 2015, as reported by the Issuer in the Form 10-Q filed on November 2, 2015

CUSIP No. 87918A105	13G	Page 5 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Brandon H. Hull
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,980,468 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,980,468 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,980,468 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.0% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 38,453,687 shares of Common Stock outstanding as of October 31, 2015, as reported by the Issuer in the Form 10-Q filed on November 2, 2015

CUSIP No. 87918A105	13G	Page 6 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John J. Park
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,980,468 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,980,468 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,980,468 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.0% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 38,453,687 shares of Common Stock outstanding as of October 31, 2015, as reported by the Issuer in the Form 10-Q filed on November 2, 2015

CUSIP No. 87918A105	13G	Page 7 of 9 Pages

Item 1(a).	Name of Issuer:

Teladoc, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2 Manhattanville Road, Suite 203, Purchase, NY 10577.

Item 2(a).	Name of Person Filing:

(1) CHP III, L.P. ( “CHP Partnership”); (2) CHP III Management LLC, general partner of CHP Partnership ( “CHP LLC”); (3) John K. Clarke, managing member of CHP LLC; (4) Brandon H. Hull, managing member of CHP LLC; and (5) John J. Park, managing member of CHP LLC. The persons and entities named in this Item 2(a) are referred to individually as a “Filing Person” and collectively as the “Filing Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

c/o Cardinal Partners

230 Nassau Street

Princeton, NJ 08542

Item 2(c).	Citizenship:

CHP Partnership is a limited partnership organized under the laws of the State of Delaware.

CHP LLC is a limited liability company organized under the laws of the State of Delaware.

Each of Mr. Clarke, Mr. Hull, and Mr. Park is a citizen of the United States.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 par value

Item 2(e).	CUSIP Number:

87918A105

Item 3.	Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

Not applicable

Item 4.	Ownership.

(a) through (c):

The information set forth in Items 5 through 9 and 11 on the cover pages to this Schedule 13G is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

CUSIP No. 87918A105	13G	Page 8 of 9 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.	Identification and Classification of Members of the Group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

N/A

CUSIP No. 87918A105	13G	Page 9 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 2, 2016

CHP III, L.P.
By: CHP II Management LLC, its Sole General Partner

/s/ John J. Park
By: John J. Park
Its: Managing Member

CHP III MANAGEMENT LLC

/s/ John J. Park
By: John J. Park
Its: Managing Member

/s/ John K. Clarke
John K. Clarke

/s/ Brandon H. Hull
Brandon H. Hull

/s/ John J. Park
John J. Park